Exhibit 99.2
Asta Funding, Inc. Conference Call
February 10, 2010
11:00 a.m. EST

Operator:	Good morning, my name is Phil and I’ll be your conference operator today. At this time I would like to welcome everyone to the ASTA Funding Conference Call. All lines have been placed on mute to prevent background noise. On our call today is Mr. Gary Stern Chairman and CEO and Bob Michel CFO. Before I host Gary Stern to discuss the company’s current results let me take a few minutes to read the following statement. Except for this historical information contained herein the matter set forth in the conference call are forward looking statements. Although ASTA funding believes the expectations reflected in such forward looking statements are based upon reasonable assumptions there can be no assurance that these expectations will be realized. Forward looking statements involve certain risk and uncertainties that could cause actual results to diverge materially from Asset funding expectations. Factors that could contribute to such differences include the effect of the economy and collections. Now the performance of third party collection agencies, judgments involved in assessing portfolio performances, impairments, potential issues that would respect to the company’s income tax position, statements about the company’s ability to fund future portfolio purchases, expectations with respect to future cash flow from operation and the receipt of the federal tax refund and those factors identified in the Form 10-K for the fiscal year ended September 30, 2009 and from time to time in our other filings with the securities and exchange commission.

That’s the funding reports with the US Securities and Exchange Commission are available free of charge through its website at www.astafunding.com. I’ll now turn over the call to Gary Stern.

Gary Stern:	Good morning everyone and thank you for joining today’s conference call. We are pleased to report a solid profitable first quarter of fiscal year 2010 for ASTA in which we reported net income of $2.5 million in contrast to a $7.8 million loss we reported for the first quarter of fiscal year 2009. We believe our performance this quarter represents the renewal of a profitability transfer to the company. We are currently funding our business through our cash flow from operations without relying on our senior debt facility and expect to continue to improve our cash position throughout the year as well.

We continue to pay careful attention to cost management and I would like to note that the closing of our call center Pennsylvania (inaudible) approximately $1.5 million in annual cost savings. Well (at least four) months ago the outstanding balance on our senior facility was $167 million. As of December 31, 2009 the close of our first fiscal quarter our senior outstanding debt had declined to 1.5 million and currently the balance of the facility is zero with our invested cash position at $5.8 million. This (transit) put us in a good position to make opportunistic debt portfolio purchases or pursue other investment opportunities that fit our strict investment criteria and that we feel will deliver returns that fit our investment model. Notably, there were no impairments in the first quarter of fiscal year 2010. We attribute this positive news to our efforts over the past year to take into consideration the effects of the challenging economy and properly adjusting our portfolios to the net realizable values.

Finally I’d like to touch on our current cash position. We project to generate cash flow of approximately $35 million from operations during the course of fiscal year 2010, this in addition to an expected federal tax refund of approximately $46 million due later this year. Again, our intent is to remain opportunistic but very selective at the same time with our portfolio acquisitions in 2010. We believe this is the right approach in the still challenging economic environment. Overall, it was a solid quarter that positions us well for the remainder of the year 2010. Now I’d like to turn the call to Bob Michel who will provide some additional details on the financials.

Bob Michel:	Thank you Gary and good morning. For the three months ended December 31, 2009 (inaudible) that income of $2,475,000 or $0.17 per delivered share. This compares to a net loss of 7,837,000 or $0.55 per share for the same period last year. We reported total revenues in the first quarter of 2010 of $11,007,000 as compared to $18,448,000 for the first quarter of fiscal 2009. This reduction in revenue is a result of lower level portfolio purchase over the last year and a half and a number of our portfolios that in the later stages of the yield curve.

Net cash collections on consumer receivables acquired for liquidation for the first quarter of fiscal year 2010 with $29,430,000 including $2,597,000 of net cash collections represented by account sales as compared to net cash collections of $42,028,000 including $5,773,000 of net collections represented by account sales during the first quarter of 2009. Elections are only slightly over in the first quarter of fiscal year 2010 as compared to the fourth quarter of the fiscal 2009 where collections were 30,824,000. (Finance) income during the first quarter of 2010 from fully (Armitage) portfolios was $8,108,000 as compared to 10,158,000 the same period a year ago. (Inaudible) 300,000 in portfolio purchases for the first quarter of fiscal year 2010 with a face value of 116,276,000 as compared to investing a (1,008,000) with a face value of 27,515,000 first quarter of fiscal 2010.

General administrative expenses for the first quarter (for the year 2010 were 5,629,000) (inaudible) during the first quarter of the same period a year ago. Expenses were lower due to the closure of the Pennsylvania call center, the discontinuation of the 275,000 monthly consulting and skip tracing fee in connection with a large portfolio purchase from 2007 and cost containment efforts throughout the organization. Notably there were no impairments in the (inaudible) fiscal 2010 as compared to 21,415,000 first quarter of fiscal year 2009. As Gary previously mentioned we continued our plan to pay down our senior credit facility lowering the outstanding balance from 18,301,000 on September 30, 2009 (inaudible) December 31, 2009. The senior facility balance, which currently is a $6 million secured line of credit is currently zero balance. With an invested cash balance approximately $5.8 million. A year ago the senior facility was $64 million, 24 months ago the balance was 167 million. (Inaudible) over the last 24 months we invested $34 million portfolio purchase. That reduction reduced interest expense from 3,170,000 in the first quarter fiscal 2009 to a (inaudible). This puts us in a good position moving through fiscal 2010 for investment opportunities in consumer debt portfolios or other attractive investment opportunities. The company’s book value for share as of December 31, 2009 was $11.22 per share also we do expect to receive a federal tax refund of approximately $46 million later in (inaudible). That concludes my remarks on the financials I’ll turn it back to Gary.

Gary Stern:	Well thank you Bob. Now we’d like to take questions.

Operator:	If you’ve muted yourself press (inaudible) mute. All lines are open. There is one question for each participant and one follow-up question. Please announce your name and your affiliation.

(Bob Floater):	Hello, my name is (Bob Floater) and I’m with (inaudible) Capital Management. My question is, I believe it’s called the (inaudible) portfolio, could you tell us what the balance is currently on the books and secondly, you referred to the debt to the Bank of Montreal as nonrecourse debt, does that mean I should take whatever asset figure you’re now going to give me and subtract the debt and that’s the most that your firm can do.

Bob Michel:	This is Bob Michel. The current balance on the (inaudible) portfolio is approximately $116 million.

(Bob Floater):	OK. And does that mean that since you owe Bank of Montreal in (inaudible) numbers a $100 million that the most your shareholders can lose is $16 million or is there some other considerations?

Bob Michel:	There would be no other considerations.

(Bob Floater):	OK great, thank you.

Operator:	Any other questions?

Sameer Gokhale:	Hey Gary, Bob this is Sameer Gokhale from KBW. Just a couple of questions here. The great (inaudible) portfolio what were your actual cash collections for the full calendar year of 2009, you have that number handy.

(Gary Stern):	We don’t have that, we can get that but I would say that probably that’s $24 million.

(Bob Michel):	Approximately $24 million.

(Gary Stern):	We can call you back on that but it’s probably about $24 million.

Sameer Gokhale:	24 and then do you have the number for the December quarter handy with you.

(Gary Stern):	Yes, almost $5 million.

Sameer Gokhale:	OK great and then as far as your, you know, I think in your release you said you didn’t have any impairment charges at all this quarter, I’m assuming you had no net impairments but if you were to disaggregate those were there any pools in which you had impairments and reversals in other pools so netting out to zero can you give us some more details on that?

(Bob Michel):	Now, the number is the aggregate number and each pool hand out to the quarter in (inaudible) no impairment needed.

Sameer Gokhale:	OK and then so you don’t obviously have any reversals of impairment charges either so OK.

(Bob Michel):	OK.

Sameer Gokhale:	OK that’s all I had for now, thank you.

(Bob Michel):	Thank you.

John Dysure:	Hi it’s John Dysure and I have two questions. First, when do you anticipate receiving the tax refund?

Bob Michel:	We hopefully will get it before the fiscal year but it’s probably definitely in the calendar year.

John Dysure:	When do you follow your tax return requesting that?

Bob Michel:	That tax return is going to be filed within the next week.

John Dysure:	OK so you think by the end of the calendar year.

Gary Stern:	Usually it takes 90 to 120 days but these are unprecedented times.

John Dysure:	I’m sorry there’s a lot of background noise there, could you repeat that.

Gary Stern:	It takes 90 to 120 days to receive a refund because of the unprecedented times. We don’t know how many other companies have requested refund so it may take longer so we’re not sure but we would anticipate a minimum of 120 days and possibly a little bit longer.

John Dysure:	OK thank you. The other question is on the last call you mentioned the financial difficulty of one of your third party collection agency. I was just curious if there’s been any disruption because of that in the current quarter?

Gary Stern:	There’s been some disruption in the sense as far as collections. Collections are down with that servicer. It took us a short period of time to forward these accounts to different collection law firms. They’re all, they have all been forwarded and they’re working these accounts as well speak. So there maybe another 30 day lag or 60 day lag, we’re not quite sure but overall we believe that it’ll be fine.

John Dysure:	Any idea of how much in terms of collections that cost you during the quarter.

Gary Stern:	Yes sure.

Bob Michel:	Approximately 2.5 million.

John Dysure:	Per the quarter.

Bob Michel:	Yes. Now that’s — we don’t believe that those collections are lost, we just believe that they’re just delayed.

John Dysure:	Alright, it would have been harder by 2.5 if the problem wasn’t there.

Bob Michel:	Correct, but again we just — now that all the accounts are out at servicers and they’re working them now we would expect that that would be, we would catch up with that.

Gary Stern:	Right, to give you an idea the magnitude of what was there, there were approximately 400,000 judgments between (inaudible) and ASTA that were forwarded to these different legal networks. So there is a little bit of time lag for substitution of judgments being recorded in certain states. I just wanted to reiterate what Bob said. We don’t feel that it’s lost, we feel over time we’ll make that up and hopefully more.

John Dysure:	Right, thank you.

Gary Stern:	You’re welcome.

Jim Leonard:	This is Jim Leonard. I’m with the Leonard Management Group. On your $192 million of receivables, can you give us an idea how much of that is zero cost basis?

Bob Michel:	Well it’s zero basis that’s the term, that’s zero balance on our books. There are no costs associated with that on our books at this point.

Jim Leonard:	So I guess then, asking it another way how many dollars of receivables does represent?

Bob Michel:	Well the same value.

Jim Leonard:	Pardon.

Bob Michel:	We’ll have to get back to you on that.

Gary Stern:	It’s many billions of dollars.

Bob Michel:	Yes.

Gary Stern:	It’s a significant amount we can get to you. It’s many billions of dollars. The cast flow on the zero basis is actually holding up very well as Bob mentioned we were at 8.1 million for this part quarter and the quarter before was a little bit higher.

Bob Michel:	A little bit higher like just a little over 10.

Gary Stern:	9.4 so it’s holding up pretty well.

Jim Leonard:	OK thank you.

Gary Stern:	You’re welcome.

(Bob Floater):	This is (Bob Floater) again. May I ask another question?

Bob Michel:	Sure.

(Bob Floater):	The tax refund you expect of approximately $46 million, have your accountants or counsel giving you any suggestions as to the probability that it is entirely, I don’t want to say correct but sometimes you make a judgment versus the IRS or put it in another way, how likely it is to be contested?

Bob Michel:	I don’t work for the IRS. We’re confident in the calculation. That is the amount we are going to apply for and, you know, we’re very close to getting the paper work and the tax return file very shortly.

(Bob Floater):	I guess another way of asking it is, is it based on just normal tax accounting or are you, you know, assuming certain rulings are former regulations or whatever that might make this a little unusual?

Bob Michel:	No, we’ve taken the tax position and the financial record position and obviously the impairments were a big part of the losses and those were right offs on our books.

(Bob Floater):	And would the IRS accept your personal idea of what write offs are like to be or could they question that?

Gary Stern:	We have very good support in terms of our position. The IRS I’m sure could ask questions and, you know, we’re prepared to respond.

(Bob Floater):	Thank you.

Gary Stern:	You’re welcome.

(Bob Floater):	I’ll ask another question as long as I’m on the line. It does look like collections were a little bit better relative to the prior trend. Can you just comment on what it looks like from your vantage points given the current state of the economy?

Gary Stern:	The collections — I personally — this is Gary Stern speaking. In my humble opinion the collections are holding up funds. We have not bought much paper so, you know, this money is coming in on receivables that were predominantly purchased a long time ago, which I think speaks volumes for the company. The zero basis are strong so, you know, I think that, you know, we’re very proud of this. When one buys a lot of paper from quarter to quarter the collections, you know, usually get a bump from that and we’re still doing fine without those large purchases. With that being said, we sure hope that we are able to buy more paper at attractive prices. You know and just one follow-up on that to our previously mentioned comment, you know, the beginning of this quarter, will it be impacted by the bankruptcy of the service, however, we do believe that that will bounce back.

Bob Michel:	Yes.

(Bob Floater):	Thank you.

(Mark):	Well this is (Mark). The (inaudible) mentioned you’re seeking alternative forms of financing is that equity or you’re looking for a new line of credit.

Gary Stern:	We (inaudible). I’m sorry. Yes, if we see portfolios that are large and we need (inaudible) at the present time contemplating getting an increase in the bank (inaudible) but we don’t envision this, you know, there’s nothing on the table right now as far as large portfolio is concerned.

(Mark):	OK and given what happened with the Bank of Montreal, is it difficult to get financing for a large portfolio?

Gary Stern:	Well, let me say this, I would doubt we would invest $300 million a year with other portfolios. We’re going to — We could always bring partners in where, you know, we know quite a few people out there so we were tending to buy the smaller portfolios and would not, even if we could get to financing at this juncture, would not take on a $300 million project.

(Mark):	OK. Now, why don’t you buy more in the quarter? You had $29 million in collections but only purchased $2 million. Is that the environment?

Gary Stern:	Well, we’ve been on portfolios, we’re trying to get our returns then it’s still somewhat of a competitive market and we’re sticking to our guns. We feel we’re in a very good position. We don’t have any senior debt. We have almost 6 million in the bank and anticipated $46 million coming from the IRS plus the cash flow going forward and we’re going to pick and chose the portfolios. The company would love to buy more paper but we are not under any duress to buy paper, as you know, our G&A stays about the same each quarter and each month. We could double the size of the portfolio, you know, we could buy $1 billion or $2 billion or $3 billion in paper without much increase in G&A. On the other hand, we don’t have all these mouths to feed so we don’t have this large overhead so we will be very, very selective. We’re unsure about how the economy is going to go. We’re not going to stick our necks out to bid on the portfolio today, you know, hoping the economy turns around in the future. So, we’re bidding on these portfolios as if the economy stays the way it is.

(Mark):	OK thank you.

Gary Stern:	You’re welcome.

Operator:	Thank you for your participation in today’s call, have a pleasant day and thank you.
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